Exhibit 99.1

Bank of South Carolina Corporation Announces Third Quarter Earnings

CHARLESTON, S.C., Oct. 13, 2022 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,840,267, or $0.33 basic and diluted earnings per share, respectively, for the quarter ended September 30, 2022 – an increase of $113,330, or 6.56%, from earnings for the quarter ended September 30, 2021 of $1,726,937, or $0.31 and $0.30 basic and diluted earnings per share, respectively. Unaudited earnings for the nine months ended September 30, 2022 decreased $358,341, or 6.88%, to $4,847,355 compared to $5,205,696 for the nine months ended September 30, 2021. Annualized returns on average assets and average equity for the nine months ended September 30, 2022 were 0.98% and 14.11%, respectively, compared with September 30, 2021 annualized returns on average assets and average equity of 1.23% and 12.64%, respectively.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "Increased interest rates from recent Federal Reserve actions have helped offset a decline in the contribution from mortgage originations. We are adequately reserved for credit losses and remain well capitalized as we enter the fourth quarter. We have closed our books on the PPP program and are focused on finishing out another successful year for the bank."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) September 30,	(Unaudited) September 30,
	2022	2021

Common stock shares outstanding	5,552,351	5,536,661
Book value per share	$6.49	$9.83
Total assets	$630,129,805	$691,778,578

Three Months Ended

Net income	$1,840,267	$1,726,937

Basic earnings per share	$0.33	$0.31
Diluted earnings per share	$0.33	$0.30

Weighted average shares outstanding:
Basic	5,552,351	5,535,906
Diluted	5,650,799	5,686,250
Nine Months Ended
Net income	$4,847,355	$5,205,696
Basic earnings per share	$0.87	$0.94
Diluted earnings per share	$0.86	$0.92
Weighted average shares outstanding:
Basic	5,549,312	5,528,868
Diluted	5,642,262	5,684,484

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500